As filed with the Securities and Exchange Commission on June 20, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RYDER SYSTEM, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation or Organization)
59-0739250
(I.R.S. Employer Identification No.)

11690 NW 105th Street Miami, Florida	33178
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Ryder System, Inc. Stock Purchase Plan for Employees
(Full title of the plan)

Robert D. Fatovic
Executive Vice President, Chief Legal Officer and Corporate Secretary
Ryder System, Inc.
11690 NW 105th Street
Miami, Florida 33178
305-570-3726
(Name, address and telephone number, including area code, of agent for service)

with a copy to:
Kara L. MacCullough, Esq.
Greenberg Traurig, P.A.
401 East Las Olas Blvd., Suite 2000
Fort. Lauderdale, Florida 33301
954-765-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $.50 par value	1,000,000	$63.185	$63,185,000	$6,363

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sales prices of the common stock of the registrant as reported by The New York Stock Exchange on June 16, 2016.

Part II

Item 3.	Incorporation of Documents by Reference
The following documents, filed by Ryder System, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are hereby incorporated by reference:

Commission Filing (File No. 1-4364)	Period Covered or Date of Filing

Annual Report on Form 10-K	Year ended December 31, 2015

Quarterly Report on Form 10-Q	Quarter ended March 31, 2016

Current Reports on Form 8-K	February 23, 2016, February 29, 2016 and May 10, 2016

The description of the Company’s common stock set forth in its Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on September 10, 1971, including any amendment or report filed for the purpose of updating such description.
September 10, 1971

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold
After the date of this Registration Statement

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this registration statement by reference to the Annual Report on Form 10-K of Ryder System, Inc. for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

In the event that PricewaterhouseCoopers LLP consents to the incorporation by reference in this registration statement of its report relating to audited financial statements and effectiveness of internal control over financial reporting included in a document subsequently filed by the Registrant, such audited financial statements shall be incorporated herein in reliance upon such report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 4.	Description of Securities
Not applicable.

Item 5.	Interests of Named Experts and Counsel
Not applicable.

Item 6.	Indemnification of Directors and Officers
Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 (relating to liability for unlawful distributions) are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850(1) of the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

In addition, under Section 607.0850(2) of the FBCA, a corporation has the power to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under Section 607.0850(2) of the FCBA in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under Section 607.0850(7) of the FBCA, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA (relating to liability for unlawful distributions) are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Article VIII of the Company’s Restated Articles of Incorporation provides that the Company has the power to indemnify its directors, officers and other employees to the full extent permitted by law. Article XII of the Company’s bylaws provides that the Company shall indemnify to the fullest extent permitted by current or future legislation or current or future judicial or administrative decisions (in the case of future legislation or decisions, only to the extent they permit the Company to provide broader indemnification rights than permitted prior to such legislation or decisions), each person who was or is a party or threatened to be made a party, or was or is a witness to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) against any liability (including any judgment, settlement, penalty or fine) or cost, charge or expense (including attorneys’ fees) asserted against such person or incurred by such person) by reason of the fact that such person is or was a director, officer or employee of the Company, or is or was an agent of the Company as to whom the Company has agreed to grant such indemnification, or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise as to whom the Company has agreed to grant such indemnity.

The Company has also entered into indemnification agreements with each of the members of its board of directors. Under the terms of the indemnification agreements, each director is entitled, subject to the terms and conditions thereof, to the right of indemnification and advancement of expenses to the fullest extent permitted by applicable law.

The Company maintains a directors and officers liability insurance policy which, within the limits and subject to the limitations of the policy, insures the directors and officers of the Company against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of their being or having been directors or officers of the Company. The coverage extends to wrongful acts such as breach of duty and negligence, but does not extend to acts proven to be dishonest. The Company pays the premiums for this policy.

Item 7.	Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits

The file number for each of the Company’s filings with the Securities and Exchange Commission referenced below is 1-4364.

Exhibit Number	Exhibit

4.1
The Ryder System, Inc. Restated Articles of Incorporation dated May 1, 2015 (conformed copy incorporating all amendments through May 1, 2015), is incorporated by reference to the Company’s Current Report on Form 8-K previously filed with the Commission on May 1, 2015.

4.2
The Ryder System, Inc. By-Laws, as amended through February 22, 2016, is incorporated by reference to the Company’s Current Report on Form 8-K previously filed with the Commission on February 23, 2016.

5.1	Opinion of Greenberg Traurig, P.A.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1
The Amended and Restated Ryder System, Inc. Stock Purchase Plan for Employees is incorporated by reference to Appendix B to the Company’s definitive proxy statement for its 2016 Annual Meeting of Shareholders, filed with the Commission on March 21, 2016.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on June 20, 2016.

RYDER SYSTEM, INC.
By:	/s/ Robert E. Sanchez
Name: Robert E. Sanchez
Title: Chairman and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert D. Fatovic, Alena S. Brenner, David M. Beilin and Julie A. Azuaje, the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert E. Sanchez Robert E. Sanchez	Chairman and Chief Executive Officer (Principal Executive Officer)	June 20, 2016

/s/ Art A. Garcia Art A. Garcia	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 20, 2016

/s/ Scott R. Allen Scott R. Allen	Vice President and Controller (Principal Accounting Officer)	June 20, 2016

/s/ John M. Berra John M. Berra	Director	June 20, 2016

/s/ Robert J. Eck Robert J. Eck	Director	June 20, 2016

/s/ Robert A. Hagemann Robert A. Hagemann	Director	June 20, 2016

/s/ L. Patrick Hassey L. Patrick Hassey	Director	June 20, 2016

/s/ Michael F. Hilton Michael F. Hilton	Director	June 20, 2016

/s/ Tamara L. Lundgren Tamara L. Lundgren	Director	June 20, 2016

/s/ Luis P. Nieto, Jr. Luis P. Nieto, Jr.	Director	June 20, 2016

/s/ Abbie J. Smith Abbie J. Smith	Director	June 20, 2016

/s/ E. Follin Smith E. Follin Smith	Director	June 20, 2016

/s/ Hansel E. Tookes, II Hansel E. Tookes, II	Director	June 20, 2016

Exhibit Index

Exhibit Number	Exhibits

4.1
The Ryder System, Inc. Restated Articles of Incorporation dated May 1, 2015 (conformed copy incorporating all amendments through May 1, 2015), is incorporated by reference to the Company’s Current Report on Form 8-K previously filed with the Commission on May 1, 2015.

4.2
The Ryder System, Inc. By-Laws, as amended through February 22, 2016, is incorporated by reference to the Company’s Current Report on Form 8-K previously filed with the Commission on February 23, 2016.

5.1	Opinion of Greenberg Traurig, P.A.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1
The Amended and Restated Ryder System, Inc. Stock Purchase Plan for Employees is incorporated by reference to Appendix B to the Company’s definitive proxy statement for its 2016 Annual Meeting of Shareholders, filed with the Commission on March 21, 2016.